EXHIBIT 10.13

W&T OFFSHORE, INC.

LONG-TERM INCENTIVE COMPENSATION PLAN

W&T Offshore, Inc., a Nevada corporation (“W&T”), hereby establishes this Long-Term Compensation Plan for the purpose of optimizing the profitability and growth of W&T through the use of compensation incentives that link the interests of W&T’s managers and key employees with those of W&T’s shareholders.

ARTICLE I

ADMINISTRATION

1.1 Authority of the Board of Directors. The Plan will be administered by the Board of Directors of W&T (the “Board”), which shall have the sole discretionary power and authority to grant awards under this plan, to select the employees of W&T who shall participate in this plan, to construe and interpret the provisions of this plan and any form or agreement related hereto, to prescribe, amend and rescind rules, regulations and procedures ant to make any other determination which it believes necessary or advisable for the proper administration of this plan.

Decisions, interpretations and actions of the Board of Directors with respect to any award granted under this plan (an “Incentive”) shall be made by the Board of Directors in its sole discretion at the time of grant of the Incentive or, unless in contravention of an express term of this plan or the grant letter awarding such Incentive, at any later time, and such decision, interpretation and/or action of the Board of Directors shall be final and binding on W&T and all persons having an interest in any Incentive under this plan. The Board’s determinations under this plan need not be uniform, and the Board may make determinations selectively among the participants in the plan who receive Incentives, whether or not such participants are similarly situated.

1.2 Delegation of Authority. The Board of Directors may delegate to the Chief Executive Officer the power and authority to designate participants hereunder, an to determine the size and the type of any Incentive to be received by such participants.

ARTICLE II

ELIGIBILITY

All employees of W&T designated by the Board of Directors shall be eligible to receive an Incentive under this plan.

ARTICLE III

SHARES SUBJECT TO THIS PLAN

The aggregate number of shares of common stock of W&T (“W&T Common Shares”) that may be issued pursuant to Incentives granted under this plan shall be limited to no more than 5% of the outstanding W&T Common Shares, calculated on a fully-diluted basis assuming conversion of all outstanding securities that are convertible into W&T Common Shares.

ARTICLE IV

TERMS OF INCENTIVES TO BE GRANTED

Incentives granted under this plan shall consist of a combination of W&T Common Shares and may consist also of a cash bonus in such number and amount as the Board of Directors shall determine and as shall be set forth in a grant letter to be executed by W&T and by the participant receiving the Incentive, subject to the following terms and conditions:

4.1 Determination of Fair Market Value of W&T Common Shares. At the time that an Incentive is granted or W&T Common Shares are repurchased, the Board shall establish the fair market value of the W&T Common Shares granted or repurchased, respectively. For purposes of the plan, the term “fair market value” means, as of any date, the value of a W&T Common Share on such date, as determined by the Board, which determination may be made (i) pursuant to a formula established by the Board; (ii) pursuant to the determination of a valuation consultant engaged by the Board; or (iii) by the Board, in its best judgment.

4.2 Withholding of Cash Bonus. W&T shall have the authority to withhold all of the cash bonus included in an Incentive to satisfy all or part of the federal and state withholding tax requirements with respect to the grant of the Incentive.

4.3 Restrictions on W&T Common Shares Granted under this Plan. The following restrictions shall apply to all W&T Common Shares granted under this plan until the earlier of (i) such time as W&T issues W&T Common Shares to the public pursuant to a registration statement under the Securities Act of 1933, as amended; or (ii) a person or entity unaffiliated with Tracy W. Krohn or his family or estate becomes the owner of a majority of the outstanding W&T Common Shares (the “Restricted Period”). During the Restricted Period, the Secretary of W&T or such other person as the Board may designate (the “Voting Agent”) shall have the authority to vote all of the W&T Common Shares granted as Incentives under this plan. During the Restricted Period, a plan participant may not transfer any W&T Common Shares granted to him or her under this plan, except that such W&T Common Shares may be transferred to W&T pursuant to its right of repurchase provided for in the applicable grant letter, and ownership of W&T Common Shares may be transferred upon the death of the participant in accordance with the terms of the participant’s will or pursuant to the laws of descent and distribution; provided, that any shares transferred upon death shall be subject to the same transfer restrictions and restrictions on the right contained herein and to the other terms hereof. Participants shall not have the right to pledge or otherwise hypothecate the W&T Common Shares during the Restricted Period. If W&T declares a stock dividend or other distribution of securities payable with respect to W&T Common Shares, then any distributed securities shall be subject to the restrictions set forth herein. Subject to the foregoing, each participant shall be entitled to receive any distributions or dividends paid with respect to the W&T Common Shares awarded pursuant to an Incentive. In addition to the other restrictions provided for herein, any grant letter issued hereunder shall provide that, if W&T issues shares of its common stock in an underwritten public offering, then the participant will execute a lock-up agreement similar to the lock-up agreements executed by directors and executive officers of W&T in connection with such public offering.

4.4 W&T’s Right of Repurchase. W&T shall have the limited right, exercisable within one year of the date that a participant in the plan ceases to be an employee of W&T for any reason, to repurchase certain W&T Common Shares held in escrow hereunder, in accordance with the terms of the applicable grant letter. Any such repurchase shall be made at the fair market value of the W&T Common Shares on the date that the repurchase is effective.

ARTICLE V

MISCELLANEOUS

5.1 Duration. This plan shall commence on the date that it is approved by the Board, and shall remain in effect until no W&T Common Shares are restricted under the terms of this plan, subject to the right of the Board to amend or terminate this plan pursuant to Section 5.2 below.

5.2 Amendment and Termination of this Plan. The Board may at any time wholly or partially amend, alter, suspend or terminate this plan.

5.3 No Continued Employment. This plan does not constitute a contract of employment and participation in the plan will not give a participant the right to continue in the employ or service of W&T. Participation in this plan will not give any participant any right or claim to any benefit under this plan, unless such right or claim has specifically accrued under the terms of the plan, or to continue his or her present or any other rate of compensation.

5.4 Severability. If any provision of this plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the plan, and this plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the plan.

WHEREFORE, the Board of Directors of W&T Offshore, Inc. has approved and adopted this plan as of the 1st day of May 2003.

W&T OFFSHORE, INC.

BY:	/s/ Tracy W. Krohn
Tracy W. Krohn, Chief Executive Officer

Notice and Acceptance of Grant

[Date]

[Participant]

[Address]

RE: Grant of Incentive Award

Dear [Participant]:

In view of your service as a key employee of W&T Offshore, Inc. (“W&T”), W&T considers it desirable to grant to you an incentive award designed to motivate your future performance. This letter is intended to constitute notice of the terms and conditions applicable to the grant, and your acknowledgment of and agreement to be bound by the terms and conditions set forth below. Unless we receive an original copy of this letter signed by you on or before [ date ], W&T will deem you to have rejected this grant, and you will have no rights the incentive awarded hereunder.

1. Grant. W&T hereby grants to you                          shares of W&T’s common stock, $.00001 par value per share (the “Shares”). By accepting this grant, you agree to be responsible for paying any withholding that would be required under applicable tax laws. On your W-2 tax form, W&T will ascribe a value of $20.31 per share to the Shares, and you will be required to pay ordinary income tax on the value of the Shares.

2. Restrictions on Transfer. By accepting this grant, you agree that, until the earlier of (i) such time as W&T issues W&T Common Shares to the public pursuant to a registration statement under the Securities Act of 1933, as amended; or (ii) a person or entity unaffiliated with Tracy W. Krohn or his family or estate becomes the owner of a majority of the outstanding W&T Common Shares (the “Restricted Period”), you will not transfer any Shares, except that the Shares may be transferred to W&T pursuant to its right of repurchase provided for hereinbelow, and except that ownership of Shares may be transferred upon your death in accordance with the terms of your will or pursuant to the laws of descent and distribution if the transferee agrees in writing to accept the shares subject to the same restrictions on transfer, voting restrictions and other provisions of this Notice and Acceptance of Grant that the W&T Common Shares held by you will be subject to. You hereby agree not to pledge or otherwise hypothecate the Shares during the Restricted Period. You hereby agree that if, during the Restricted Period, W&T declares a stock distribution or stock dividend payable with respect to the Shares, then any distributed securities shall be subject to the restrictions created hereunder for the remainder of the Restricted Period. You shall, however, be entitled to receive any distributions or dividends paid with respect to the Shares during the Restricted Period. Furthermore, you agree that if W&T issues shares of its common stock in an underwritten public offering, then you will execute a lock-up agreement similar to the lock-up agreements executed by directors and executive officers of W&T in connection with such public offering.

3. No Voting Rights. You hereby agree that, during the Restricted Period, a Voting Agent designated by the Board of Directors of W&T shall have the exclusive right to vote the Shares.

4. W&T’s Right of Repurchase. You hereby agree that if you leave the employ of W&T for any reason prior to December 31, 2006 (a “Termination of Employment”), then W&T shall have the right to repurchase the following number of Shares:

(i)	If the date of Termination of Employment is on or before December 31, 2003, then W&T shall have a repurchase right with respect to 100% of the Shares;
(ii)	If the date of Termination of Employment is between December 31, 2003 and December 31, 2004, then W&T shall have a repurchase right with respect to 75% of the Shares;
(iii)	If the date of Termination of Employment is between December 31, 2004 and December 31, 2005, then W&T shall have a repurchase right with respect to 50% of the Shares; and
(iv)	If the date of Termination of Employment is between December 31, 2005 and December 31, 2006, then W&T shall have a repurchase right with respect to 25% of the Shares.

W&T shall have the right to exercise a repurchase right hereunder within 365 days from the date of the Termination of Employment. The repurchase price shall be equal to the fair market value (as defined in the W&T Long-Term Incentive Compensation Plan) of the Shares to be repurchased on the date of the repurchase. By execution of this grant letter, you are acknowledging and agreeing that the foregoing right of repurchase is reasonable and fair under the circumstances, and is part of the consideration that W&T is receiving in exchange for its grant of this incentive to you.

5. No Right to Employment. Neither this letter nor the grant of an incentive hereunder shall be deemed to confer upon you any right to continue in the employ or service of W&T on a full-time, part-time or any other basis or any right or claim to any benefit, unless such right or claim has specifically accrued under the terms of this grant letter, or to continue your present or any other rate of compensation or interfere, in any manner, with the right of W&T to terminate your employment, whether with or without cause.

6. The W&T Long-Term Incentive Compensation Plan. This incentive is subject to such additional terms and conditions as may be imposed under the terms of the

W&T Long-Term Incentive Compensation Plan. By execution of this grant letter, you acknowledge that you have received and read a copy of such plan.

Very truly yours, W&T OFFSHORE, INC.

BY:
Tracy W. Krohn, Chief Executive Officer

ACKNOWLEDGMENT AND AGREEMENT

By execution of this letter, I agree to the terms of this Notice and Acceptance of Grant, I agree that the restrictions on transfer of the Shares set forth above are fair and reasonable, I agree to the restrictions on voting the Shares set forth above, and I agree that W&T’s right to repurchase the Shares set forth above is fair and reasonable. Furthermore, I agree that the value of the Shares is $20.31 per share, and I understand that I will be required to pay ordinary income tax on the value of the Shares.

[name]

Date: